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                                                                      EXHIBIT 99

                                                                           PRESS
                                                                           -----
                                                                         RELEASE
                                                                         -------

FOR IMMEDIATE RELEASE
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For More Information Contact:
Kerri C. Newton, Senior Vice
President and Chief Accounting
Officer at 334-644-5419

Frontier National Corporation Releases Earnings Report for First Quarter Ended March 31, 2000

April 26, 2000, Lanett, Alabama. (OTCBB symbol: "FIEC") The board of directors of Frontier National Corporation reported that the net income for the company for the three months ended March 31, 2000 was $684,019 compared to $578,436 for the three months ended March 31, 1999. This represents an 18.25% ($105,583) increase over the prior period. The earnings improvement over the first quarter of last year is due to a 5.79% ($133,929) increase in net interest income, primarily a result of loan growth, an increase in noninterest income of $82,270 or 10.97%, primarily from nonbank subsidiaries, and expense control that held noninterest expenses to an increase of only $38,430 (1.84%). Earnings per share of $.20 for the first quarter of 2000 was $.01 over expected earnings per share of $.19 for the quarter. At March 31, 2000, common shares outstanding were 3,415,863.

On April 17, 2000, a quarterly cash dividend was declared for shareholders of record on that date. The dividend amount is $0.1275 per share of which $0.0925 is a regular dividend and $0.0350 is a special dividend. The dividend will be paid to shareholders on July 3, 2000.

In the first quarter Frontier National Corporation stock traded between 10 and
16. At the current price of 12, it is trading at 15 times year 2000 projected earnings with an annualized dividend yield of 4.25%.

Frontier National Corporation will be holding its Annual Meeting of Shareholders of Frontier National Corporation at 3:00 p.m. Central Daylight Time on Monday, May 15, 2000 at the B.B. Comer Memorial Library located at 314 North Broadway in Sylacauga, Alabama.

Frontier National Corporation is a two-bank holding company and the parent company of Frontier National Bank, Sylacauga, Alabama and Lanett, Alabama, The Frontier Agency, Frontier Financial Services and The Frontier Reinsurance Company.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995 Certain statements in this press release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, which statements generally can be identified by the use of forward looking terminology, such as "may," "will," "except," "estimate," "anticipate," "believe," "target," "plan," "project," or "continue" or the negatives thereof or other variations thereon or similar terminology, and are made on the basis of management's plans and current analyses of the Company, its business and the industry as a whole. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes. The above factors, in some cases, have affected, and in the future could affect, the Company's financial performance and could cause actual results for fiscal 2000 and beyond to differ materially from those expressed or implied in such forward looking statements. The Company does not undertake to publicly update or revise its forward-looking statements even if we experience for future changes make it clear that any projected results expressed of implied therein will not be realized.